Exhibit 99.1

CLEAR CHOICE FINANCIAL, INC. ANNOUNCES
FINDINGS OF A SPECIAL COMMITTEE INVESTIGATION

TEMPE, Ariz.--(BUSINESS WIRE)--June 9, 2006--Clear Choice Financial, Inc. today announced that as a result of an investigation by a Special Committee of the Board of Directors, it has determined that Steve Luke, the Company’s Chief Executive Officer, in concert with one or more of the Company’s principal stockholders, engaged in conduct in violation of the Company’s policies regarding the dissemination of public information concerning the Company that may have had the effect of impacting the Company’s stock price. The investigation was initiated by the Board of Directors upon information alleged by one of the Company’s employees. The Board of Directors formed the Special Committee, who engaged independent legal counsel to assist and provide guidance in the investigation of the facts and circumstances surrounding the allegations. The Company intends to share the preliminary findings with the appropriate regulatory authorities.

Based on the preliminary findings of the Special Committee’s investigation into the facts and circumstances surrounding the allegations, the Special Committee recommended certain remedial actions, including the following: (a) the addition of independent directors to the Board of Directors, which will include the resignation of all current employee directors from the Board of Directors; (b) implementation of corporate compliance training programs; (c) strengthening of corporate IT and compliance systems; (d) termination of services of certain third-party consultants and investor relations firms; and (e) various other actions to establish and expand the Company’s corporate governance and reporting practices. Mr. Luke will continue to serve as the Company’s President, but will resign as the Company’s Chief Executive Officer and as a director. Ernest Alldredge, a member of the Company’s Board of Directors, will serve as the Chairman of the Company’s Board of Directors.

About Clear Choice Financial Inc.

Clear Choice Financial, Inc. is a publicly traded company that specializes in assisting consumers with the settlement of unsecured debt through its debt resolution business unit. Clear Choice Financial, Inc. has acquired Bay Capital Corporation as part of the company's strategy to build a comprehensive financial solutions organization with a national presence. Clear Choice Financial is based in Tempe, Arizona, and trades on the OTC Bulletin Board under the ticker symbol CLRC.OB. More information about Clear Choice Financial, Inc. can be found at the company Web site: www.clearchoicecorp.com.

This news release contains forward-looking statements and discussion regarding results and operations in the future. The Company’s actual results and operations may vary and are subject to a number of risks including, those risks described in the Company’s filings made from time to time with the Securities and Exchange Commission.

Contact:

Clear Choice Financial, Inc.
Darren Dierich, 480-820-9766 ext. 212
ddierich@clearchoicecorp.com